Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Kratos Public Safety & Security Solutions, Inc., a Delaware corporation (the “Company”) and Ben Goodwin, an individual (“Executive”), effective as of August 4, 2011 (“Effective Date”).  Certain terms used in this Agreement denoted by initial capital letters are defined in Section 16.

RECITALS

A.                                   Executive is an officer of the Company and in such capacities has obtained extensive and valuable knowledge and confidential information concerning the Company’s and its Public Safety and Security Services Division’s (“PSS”) business and confidential customer relationships.

NOW, THEREFORE, in the consideration of the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.               Employment.  The Company shall employ Executive as Division President of PSS (the “Position”), and Executive accepts such employment and agrees to perform services for the Company, for the period and upon the other terms and conditions set forth in this Agreement.

2.               Term. The term of Executive’s employment hereunder shall be for a period commencing on the Effective Date (the “Term”) and ending on December 31, 2013, subject to earlier termination as hereinafter specified.  Upon expiration of the Term, this Agreement may be renewed upon agreement of the parties for an additional term of one (1) year.

3.               Position and Duties.  During the term of this Agreement, Executive shall perform all duties and functions customarily performed by the Position of a business of the size and nature similar to that of the Company, and such other related employment duties as the President of the Company or his designee (the “President”) shall reasonably assign to him from time to time.  Executive shall perform his duties principally at the executive offices of the Company, with such travel to such other locations from time to time as the President may reasonably require.  Except as may otherwise be approved in advance by the President, and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, Executive shall devote his full working time to the services required of him hereunder.  Executive shall use his reasonable best efforts, judgment and energy to improve and advance the business and interest of the Company and its subsidiaries, if applicable, in a manner consistent with the duties of his position and with the Company’s Code of Legal and Ethical Conduct.  Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during his employment, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

4.               Compensation.

4.1                                 Base Salary.  As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a base annual salary of Two Hundred Thirty-Five Thousand Dollars ($235,000.00) (the “Base Salary”), which shall be paid on a regular basis in accordance with the Company’s customary payroll procedures and policies.  Executive will be eligible for annual increases to the Base Salary in accordance with the Company’s then current compensation policies.

4.2                                 Incentive Compensation. In addition to the Base Salary, and as incentive compensation for services rendered hereunder, Executive may, at the sole and absolute discretion of the Company, be entitled to receive additional annual compensation of up to sixty percent (60%) of the Base Salary (“Incentive Compensation”).

4.3                                 Participation in Benefit Plans.  Executive and eligible family members shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s employees, including, but not limited to, any group life insurance, hospitalization, disability, paid time off, medical, dental, pension, profit sharing, savings and stock bonus plans.  Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto.  Nothing in this Agreement shall impose on the Company any affirmative obligation to establish any benefit plan.  The Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time.

4.4                                 Expenses.  In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of the Position, subject to the presentment of appropriate receipts or expense reports in connection with the Company’s policies and procedures.  The following provisions shall be in effect for any reimbursements (and in-kind benefits) to which Executive otherwise becomes under this Agreement, in order to assure that such reimbursements (and benefits) do not create a deferred compensation arrangement subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”):

(a)                                  The amount of reimbursements (or in-kind benefits) to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement (or in-kind benefits) hereunder in any other calendar year.

(b)                                 Each reimbursement to which Executive becomes entitled shall be made by the Company as soon as administratively practicable following Executive’s submission of the supporting documentation, but in no event later than the close of business of the calendar year following the calendar year in which the reimbursable expense is incurred.

(c)                                        Executive’s right to reimbursement (or in-kind benefits) cannot be liquidated or exchanged for any other benefit or payment.

4.5                                 Taxes.  The Company may withhold from any benefits payable (including any Severance Payment, as defined below) under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

5.               Annual Leave.  Executive shall earn paid time off and shall maintain paid time off balances in accordance with the Company’s standard policies.

6.               Compensation upon Termination.  Executive shall be entitled to the following payments, if any, upon the termination of his employment by the Company.

6.1                                 Misconduct or Cause.  In the event Executive is terminated by the Company for Misconduct pursuant to Section 11.1, Executive shall not be entitled to any compensation other than Base Salary accrued through the date of termination, plus accrued but unused paid time off.

6.2                                 Resignation.  In the event Executive resigns from the Company voluntarily pursuant to Section 11.2, Executive shall be entitled to receive Executive’s Base Salary accrued through the effective date of termination, plus accrued but unused paid time off. Should Executive resign his employment upon thirty (30) days’ advance written notice, Company reserves the right to immediately relieve Executive of all job duties and provide Executive with payment of thirty (30) days Base Salary in lieu of any portion of the notice period.

6.3                                 Without Cause.  In the event Executive is terminated by the Without Cause pursuant to Section 11.3, the Company shall pay to Executive (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused paid time off; and (iii) continued payment of the Base Salary for twelve (12) months (the “Severance Period”).  Subsection (iii) of this Section 6.3 shall be referred to as a “Severance Payment”.  Except as otherwise provided herein, the Severance Payment shall be paid to Executive on a regular basis in accordance with the company’s regular payroll procedures and policies as in effect immediately prior to such termination.

6.4                                 Upon Change of Control.  In the event Executive is terminated Upon a Change of Control of the Company pursuant to Section 11.4, the Company shall pay to Executive: (i) any Base Salary accrued through the date of termination, (ii) any accrued but unused paid time off; and (iii) continued payment of the Base Salary for a period of twelve (12) months. Subsection (iii) of this Section 6.4 shall be referred to as a “Severance Payment”. Except as otherwise provided herein, the Severance Payment shall be paid to Executive on a regular basis in accordance with the company’s regular payroll procedures and policies as in effect immediately prior to such termination.

6.5                                 Disability.  If Executive becomes physically or mentally disabled during the term of this Agreement and such disability continues for a period of one hundred and twenty (120) days, the Company may, to the extent permitted by applicable law after the expiration of such period, terminate this Agreement by giving written notice to Executive.  For purpose of this Agreement, the term “disabled” shall be defined as Executive’s inability through physical or mental illness, to perform all of the duties which Executive is required to perform under this Agreement with or without reasonable accommodation as such terms are defined under the Americans with Disabilities Act.  In the event that the Executive is terminated pursuant to this section, the Company shall pay to Executive (i) Executive’s Base Salary through the date that he is terminated; (ii) any earned and accrued Incentive Compensation; and (iii) any accrued but unused paid time off.

Section 409A.   For the sake of clarity, no severance benefit that is paid on account of Goodwin’s termination of employment will be paid unless and until Goodwin incurs a “separation from service” under the default rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Notwithstanding any other provision of this Agreement whatsoever, the Company, in its sole discretion, shall have the right to provide for the application and effects of Section 409A of the Code (relating to deferred compensation arrangements) and any related administrative guidance issued by the Internal Revenue Service. Notwithstanding any inconsistent provision of this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s termination, then only that portion of the Severance Payment, together with any other severance payments or benefits that, in each case, may otherwise be considered deferred compensation under Code Section 409A, which (a) do not exceed the Section 409A Limit (as defined below), and (b) which qualify as separation pay under Treasury Regulation Section 1. 409A-1(b)(9)(iii), may be paid within the first six (6) months following Executive’s termination in accordance with -1(b)(9) this Section 6 or (for payments or benefits not provided under this Agreement) with the payment schedule applicable to each such other payment or benefit. Otherwise, the portion of the Severance Payment, together with any other severance payments or benefits that, in each case, may be considered deferred compensation under Section 409A, that would otherwise be payable within the six (6) month period following Executive’s termination will accrue during that six (6) month period and will be paid in a lump sum on the date six (6) months and one (1) day following the date of Executive’s termination (or the next business day if such date is not a business day), provided Executive has complied with the requirements for such payment. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s “annualized compensation” as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1), or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year of the termination, or such successor limit as may apply. Notwithstanding anything to the contrary, no actions taken pursuant to this section shall reduce the total amount of payments and benefits owed to Executive and to be paid to Executive under this Agreement.

7.               Proprietary Matter; Ownership.

7.1                                 Except as permitted or directed by the Company or as required by law, Executive shall not during the term of his employment or at any time thereafter knowingly divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company or its Affiliates that is not in the public domain (“Proprietary Matter”) which Executive has acquired or become acquainted with or will acquire or become acquainted with during his employment, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices, or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company and its Affiliates, any confidential customer, distributor or supplier lists of the Company or its Affiliates, any confidential or secret development or research work of the Company or its Affiliates, or other confidential, secret or non-public aspects of the business of the Company or its Affiliates.  Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company or its Affiliate, acquired at great time and expense by the Company or such Affiliate, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company or such Affiliate would be wrongful and could cause irreparable harm to the Company or such Affiliate.  The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

7.2                                 Executive agrees that he will fully inform and disclose to the Company from time to time all inventions, designs, improvements, enhancements, developments and discoveries which he now has, or may hereafter have, during the Term which pertain or relate to the business of the Company or to any experimental work carried on by the Company.  All such inventions, designs, improvements, enhancements, developments and discoveries shall be the exclusive property of the Company.  Executive shall reasonably assist the Company in obtaining patents on all such inventions, designs, improvements, enhancements, developments and discoveries deemed patentable by the Company and shall execute all documents (including assignments and related affidavits) and do all things reasonably necessary to obtain such patents.  This provision shall not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed on Executive’s own time without using any of the Company’s equipment, supplies, facilities or trade secret information, except for those inventions which either: (a) related at the time of conception or reduction to practice of the invention to the Company business, or actual or demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company.

8.               Ventures.  If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture directly related to the business of the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company.  Except as expressly approved in writing by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith, other than the compensation to be paid to Executive as provided in this Agreement.

9.               Noninterference With Business.   Executive understands and agrees that Company’s employees and customers and any information regarding Company employees and/or customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during his employment and thereafter, Executive will not, either directly or indirectly, separately or in association with others: (a) use Company trade secret or confidential information to interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company; or (b) directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company; provided, however, that Executive’s obligations under clause (b) shall terminated at the end of the Restricted Period.

10.         Non-Disparagement.  Executive expressly agrees that during his employment by the Company and following the termination of such employment for any reason, he will make no statement and take no actions of any kind, verbal or written, that directly or indirectly disparages the Company or the Related Parties, injures their general reputation or interferes with the Company’s operations.

11.         Termination Prior to Expiration of the Term.

11.1                           Termination for Misconduct or Cause.  The Company may terminate Executive’s employment at any time for “Misconduct” or for “Cause” (each as defined in Section 17) immediately upon written notice to Executive.  Such written notice shall set forth with reasonable specificity the Company’s basis for such termination.

11.2                           Resignation.  Executive’s employment shall be terminated on the earlier of the date that is thirty (30) days following the submission of Executive’s written resignation to the Company or the date such resignation is accepted by the Company.

11.3                           Termination Without Cause.  The Company may terminate Executive’s employment Without Cause upon written notice to Executive.  Termination “Without Cause” shall mean termination of employment by the Company on any basis other than termination of Executive’s employment hereunder pursuant to Section 11.1.

11.4                           Termination Upon Change of Control.  Termination “Upon Change of Control” shall mean the Company’s, or its legal successor’s, termination of Executive’s employment Without Cause and within six months after a Change of Control, as defined in Section 17.3.

12.         Surrender of Records and Property.  Upon termination of his employment for any reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, licenses, briefings, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, customers, products, practices or techniques of the Company, and all other property of the Company and Proprietary Matter, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.  If Executive purchases any record book, ledger, or similar item to be used for keeping records of or information regarding the business of the Company or its customers, Executive shall immediately notify the Company, which shall then immediately reimburse Executive for the expense of such purchase.

13.         Assignment.  This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. However, the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) owned or controlled by the Company or to any entity which is or may own or control the Company, or (ii) with which the Company may merge into or consolidate, or (iii) to which the Company may sell or transfer all or substantially all of its assets or to which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under the common ownership with, the Company.

Upon such assignment by the Company, this Agreement shall be enforceable by the Executive and the Assignee respectively.  After any such assignment by the Company, the Executive and the Company shall be discharged from all further liability hereunder to each other.

14.         Injunctive Relief.  Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 7, 9, 10 and 12. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

15.         Miscellaneous.

15.1                           Governing Law and Venue.  This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts of laws provisions, and all proceedings shall be brought in the courts or arbitral forums located in San Diego, California, or some other location as agreed by the parties.

15.2                           Prior Agreements.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter. The parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

15.3                           Taxes.  The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

15.4                           Successors.  The terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.5                           Amendments.  No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties.

15.6                           No Waiver.  No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

15.7                           Severability.  To the extent any provision of this Agreement shall be considered by a court or arbitrator to be invalid or unenforceable, the provision shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

15.8                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

15.9                           Notices.  All notices required or permitted hereunder shall be in writing and shall be deemed effectively given or received: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient upon confirmed receipt, if not, then on the next business day, (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company and Executive at their respective addresses as set forth on the signature page hereof or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other party.

15.10                     If Kratos enters into a definitive agreement (“Definitive Agreement”) that would result in a Change of Control as defined herein, Executive shall have the following options in connection with the consummation of the Change of Control, but only to the extent that the Definitive Agreement so provides:  (a) to the extent that Kratos is the surviving entity in the Change of Control, Executive may elect to retain, immediately after the consummation of the Change of Control, ownership of Kratos equity with a fair market value immediately after the consummation of the Change of Control that is equal to no less than 50% of the fair market value of his equity interests in Kratos (including stock options and restricted stock) immediately prior to the consummation of the Change of Control, or (b) in the event that Kratos is not the surviving entity in a Change of Control, Executive may elect to require that no less than 50% of his equity interests in Kratos (including stock options and restricted stock) be converted into the same form of equity interest (i.e., common stock, stock options, restricted stock, etc.) of the surviving entity or its parent such that the fair market value of his ownership in the surviving entity immediately following the Change of Control is no less than the fair market value of his converted ownership interest in Kratos immediately prior to the consummation of the Change of Control. A Definitive Agreement may contain other or no options and Kratos shall have no obligation to ensure that a Definitive Agreement provides for any of the foregoing options and shall not be responsible for ensuring any particular tax treatment.  Kratos’ compliance with the foregoing shall be determined without regard to the tax effect of the transaction resulting in a Change of Control..

16.         Definition of Terms.  The following terms referred to in this Agreement shall have the following meanings:

16.1                           Affiliate.  “Affiliate” with respect to any person or entity, means a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such person or entity.

16.2                           Cause.  Termination for “Cause” means termination due to any of the following reasons: (i) Executive’s violation of posted policy or rules of the Company; (ii) Executive’s willful refusal to follow the lawful directions given by Executive’s direct supervisor or the President of the Company from time to time or breach of any material covenant or obligation under this Agreement or other agreement with the Company; or (iii) Executive’s breach of the duty of loyalty to the Company that causes or is reasonably likely to cause injury to the Company.

16.3                           Change of Control.  “Change of Control” means, with respect to the Company’s parent company, Kratos Defense & Security Solutions, Inc. (“Kratos”), the occurrence of one of the following after the date of this Agreement:

16.3.1                  Acquisition of Controlling Interest.  Any person (other than persons who are employed by the Company or its affiliates at any time more than one year before a transaction) (“Buyer”) becomes the “beneficial owner” within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, directly or indirectly, of Kratos securities representing 50% or more of the combined voting power of Kratos’ then-outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Kratos within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v).

16.3.2                  Change in Board Control.  During any consecutive one-year period commencing after the date of this Agreement, individuals who constituted Kratos’ Board of Directors (“Board”) at the beginning of such period or their approved replacements, as defined in the next sentence (“Beginning Board”) cease for any reason to constitute a majority of the Board. An individual is an “approved replacement” Board member if the Board members then in office who are Beginning Board members approved his or her election (or nomination for election) by majority votes, but in either case excluding any Board member whose initial assumption of office occurred as a result of an actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, but only to the extent that such acquisition constitutes a “change in the effective control” of Kratos within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi).

16.3.3                  Merger.  Kratos consummates a merger or consolidation of Kratos with any other corporation unless: (a) the voting securities of Kratos outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of Kratos or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Buyer becomes the “beneficial owner,” directly or indirectly, of Kratos securities representing 50% or more of the combined voting power of Kratos’ then outstanding securities, but only to the extent that such ownership constitutes a “change in the ownership” of Kratos within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(v).

16.3.4                  Sale of Assets.  Any Buyer acquires all, or substantially all, of Kratos’ assets, but only to the extent that such acquisition results in a “change in the ownership of a substantial portion” of Kratos’ assets within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(vii).

16.4                           Misconduct.  “Misconduct” means:

16.4.1                  Commission of a felony or an act of fraud, embezzlement or other act of gross misconduct against the Company in the performance of duties hereunder.

16.4.2                  Misuse, misappropriation or disclosure of any of the Proprietary Matter, directly or indirectly, or use of it in any way, except as required or permitted in the course of Executive’s employment.

16.4.3                  Knowing misappropriation, concealment, or conversion of any money or property of the Company that causes or could cause injury to the Company.

16.4.4                  Reckless conduct which endangers or is reasonably likely to endanger the safety of persons or property during the course of employment or while on Company premises.

16.4.5                  A material violation of the Company’s Code of Legal and Ethical Conduct.

16.5                           Related Parties.  “Related Parties” means each of the Company’s present and former directors, officers, employees, trustees, agents, attorneys, insurers, shareholders, representatives, predecessors, successors and assigns, and if any, its parent corporations, subsidiaries, divisions, related and affiliated companies and entities.

16.6                           Restricted Period.  The Restricted Period is (a) the Severance Period resulting from Executive’s termination due to Change of Control or termination without Cause; or (b) a period of one (1) year after Executive’s resignation or termination due to Misconduct or Cause.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the Effective Date.

THE COMPANY:		EXECUTIVE:
Kratos Government Solutions, Inc.

By:	/s/ Eric DeMarco	/s/ Ben Goodwin
Name: Eric DeMarco		Ben Goodwin
Title: President and CEO		Title: Division President, PSS
Date: August 4, 2011

Address for Notice:		Address for Notice:

4820 Eastgate Mall
San Diego, CA 92121
Attn:	President and CEO
Law Department